EXHIBIT 3.5


                           CERTIFICATE OF AMENDMENT
                         OF ARTICLES OF INCORPORATION

                        COMPUTER SCIENCES CORPORATION

We, the undersigned, Hayward D. Fisk, Vice President, and Stephen E. Johnson, Assistant Secretary, of Computer Sciences Corporation, do hereby certify:

     That the Board of Directors of said corporation at a meeting duly convened and held on the 12th day of June, 2000, adopted a resolution to amend the Restated Articles of Incorporation as follows:

          "NOW, THEREFORE, BE IT RESOLVED, that the following resolution (the "Resolution") be, and it hereby is, adopted and declared advisable:

               'RESOLVED, that, the first paragraph of Article FOURTH of the Corporation's Restated Articles of Incorporation be, and it hereby is, amended to read in its entirety as follows:

                    'FOURTH. The total number of shares of capital stock which may be issued by the corporation is seven hundred fifty-one million (751,000,000) shares, of which seven hundred fifty million (750,000,000) shares shall be Common Stock of the par value of one dollar ($1.00) per share (hereinafter referred to as the "Common Stock"), and one million (1,000,000) shares shall be Preferred Stock of the par value of one dollar ($1.00) per share (hereinafter referred to as the "Preferred Stock").'

          RESOLVED FURTHER, that the Resolution be presented to the stockholders of the Corporation for their approval at the 2000 Annual Meeting of Stockholders to be held on August 14, 2000."

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Restated Articles of Incorporation is 168,021,451; that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.



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Dated:  August 15, 2000                    /s/ Hayward D. Fisk
                                          --------------------------------
                                          Hayward D. Fisk
                                          Vice President



                                           /s/ Stephen E. Johnson
                                          --------------------------------
                                          Stephen E. Johnson
                                          Assistant Secretary


STATE OF CALIFORNIA      )
                         ) ss.
COUNTY OF LOS ANGELES    )


On August 15, 2000, before me, Kismet Woodring, Notary Public, personally appeared Hayward D. Fisk and Stephen E. Johnson, personally known to me to be the persons whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their authorized capacities, and that by their signatures on the instrument the person or the entity upon behalf of which the persons acted, executed the instrument.



                                          WITNESS my hand and official seal



                                           /s/ Kismet Woodring
                                          --------------------------------
                                          Kismet Woodring,
                                          Notary Public






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